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                                                                    EXHIBIT 12.1
                                                                    ------------

                             THOUSAND TRAILS, INC.
                       STATEMENT OF COMPUTATION OF RATIO
                         OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                                                                                        Six Months   Six Months
                                          6 Months   Year Ended  Year Ended   Year Ended   Year Ended      Ended       Ended
                                          31-Dec-96  30-Jun-96    30-Jun-95    30-Jun-94    30-Jun-93    30-Jun-92   31-Dec-91
                                        ---------------------------------------------------------------------------------------
Earnings:
 Income (loss) before taxes                 $ 1,976     $   488    ($11,668)     ($5,967)     ($9,781)    ($23,195)     $ 7,151
 Plus:
 Interest expense                             4,130      13,128      15,900       17,310       18,403       10,259       12,745
 Amortization of debt dsct, defd gain,
  DICosts                                       948       4,565       5,060        4,136        3,846        1,688          833
 Interest portion of rental expense (a)         154         319         386          450          503          301          301

                                        ---------------------------------------------------------------------------------------
Total Earnings (Loss)                       $ 7,208     $18,500   $   9,678     $ 15,929     $ 12,971     ($10,947)     $21,030
                                        =======================================================================================
Fixed Charges:
 Interest costs (both expensed and
  capitalized)                              $ 4,130     $13,128   $  15,900     $ 17,310     $ 18,403    $  10,259      $12,745
 Amortization of debt discount                  948       4,565       5,060        4,136        3,846        1,688          833
 Interest portion of rental expense             154         319         386          450          503          301          301

                                        ---------------------------------------------------------------------------------------
Total Fixed Charges                         $ 5,232     $18,012   $  21,346     $ 21,896     $ 22,752    $  12,248      $13,879
                                        =======================================================================================
     Earnings to Fixed Charges Ratio         1.38:1      1.03:1      0.45:1       0.73:1       0.57:1     (0.89):1       1.52:1
                                        =======================================================================================
Deficiency                                     N/A        N/A     $  11,668     $  5,967     $  9,781    $  23,195         N/A
                                        =======================================================================================

(a) One-third of rental expenses relating to operating leases has been designated as the interest portion thereof. Management believes this is a reasonable approximation of the interest factor.